Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of OCM Mutual Fund and to the use of our report dated January 25, 2022 on the financial statements and financial highlights of the OCM Gold Fund, a series of shares of OCM Mutual Fund.  Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 28, 2022